Exhibit 99.1

Financial:	Media:
Gerard F. Agoglia	Alan B. Lewis
Acclaim Entertainment	Acclaim Entertainment
(516) 656-5000	(516) 656-5000
gagoglia@acclaim.com	alewis@acclaim.com

ACCLAIM ENTERTAINMENT, INC. RAISES $11.8 MILLION THROUGH

SALE OF CONVERTIBLE NOTES

GLEN COVE, NY, October 6, 2003—Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM), a global video entertainment software developer and publisher, today announced that it raised gross proceeds of $11.8 million in connection with the sale, to a limited group of private investors, of its 10% Convertible Subordinated Notes (the “Notes”), due in 2010. The Notes are initially convertible into approximately 16.4 million shares of the Company’s common stock, based upon a conversion price of $0.724 per share. The conversion price is based upon the 10 day trailing average of the Company’s common stock ending on September 23, 2003. In the event the Company obtains the authorization from its stockholders, the conversion price for the Notes will be adjusted to $0.57 per share, a 21% discount from the $0.724 conversion price. Accordingly, the Notes would then be convertible into 20.8 million shares of the Company’s common stock. The purchasers of the Notes have also received warrants to purchase approximately 4.1 million shares of the Company’s common stock, at an exercise price of $0.724 per share, which exercise price will also adjust to $0.57 if stockholder approval is obtained. If the Company does not receive stockholder approval, then additional warrants will be issued to the purchasers of the Notes, to purchase an additional 4.1 million shares at the market price at the time of issuance. The proceeds from this financing have been added to the Company’s working capital and will be used for general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, or an applicable exception therefrom. The Company has agreed to register the shares of its common stock underlying the securities within 120 days following the closing.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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